UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  November 12, 2010

CHINA SHEN ZHOU MINING & RESOURCES, INC .
(Exact name of registrant as specified in its charter)

Nevada	001-33929	87-0430816
(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043
(Address of principal executive offices)

86-010-8890-6927
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2010, China Shen Zhou Mining & Resources, Inc.’s (the “Company”) 2010 Annual Meeting of Stockholders was held at No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043. The following seven directors were elected to serve on the board of directors until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office, whose resumes are attached as follows:

Ms. Xiaojing Yu has served as Director, Chief Executive Officer and Chairwoman of the Board of Directors of the Company since September 15, 2006. She has over 20 years’ experience in the mining industry. She currently also serves as director and chairwoman of Inner Mongolia Wulatehou Banner Qianzhen Mining and Processing Co., Ltd and Inner Mongolia Xiangzhen Mining Co., Ltd. She has served in that capacity since May 2002. Prior to that, she was the general manager of Dalian Zhikun Metal Materials Co. Ltd and finance manager of Gansu Baiyin Nonferrous Industrial Corporation. Ms. Yu also serves as the Executive Vice President of China Fluorite Industry Association. She attended an advanced Management Program run by Tsing Hua University.

Mr. Helin Cui has serves as Director, President and Chief Operating Officer. He has more than 20 years’ experience in the mining industry. He is currently a director and deputy chairman of Inner Mongolia Wulatehou Banner Qianzhen Mining and Processing Co., Ltd and of Inner Mongolia Xiangzhen Mining Co., Ltd. He has serves in that capacity since May 2002. Prior to that, Mr. Cui worked at Gansu Province’s No. 3 Geological Team as a technician, engineer and team leader and deputy general manager at Baiyin Trading Company in Gansu Province. He graduated from the Xi'an Geology College.

Mr. Xueming Xu serves as Director.  He has more than 20 years’ experience in the mining industry.  He is currently director and President of Inner Mongolia Wulatehou Banner Qianzhen Mining and Processing Co., Ltd and of Inner Mongolia Xiangzhen Mining Co., Ltd. He has served in that capacity since May 2002. Prior to that, Mr. Xu served as technician, vice-superintendent and superintendent at Inner Mongolia’s Huiyaokou Iron Ore Plant and deputy general manager of Inner Mongolia Dongshengmiao Mining Co., Ltd. Mr. Xu graduated from Lianyungang College of Chemical Mining and attended an advanced Management Programme run by Tsing Hua University.

Mr. Youming Yang serves as Director. He has 25 years’ experience in nonferrous geological prospecting field and was responsible for the prospecting of a number of large sized nonferrous mining projects in China. He has served as Chief of the Nonferrous Geological Prospecting Bureau of Xinjiang Uygur Autonomous Region since May 2000. Prior to that, Mr. Yang worked as a Chief Engineer at the Nonferrous Geological Prospecting Bureau of Xinjiang Uygur Autonomous Region from October 1994 to April 2000. Mr. Yang studied geology and graduated from Central South China Mining and Metallurgy College.

Mr. Jian Zhang serves as Director and Chairman of Compensation Committee and Nominating & Corporate Governance Committee. He has over 30 years’ experience in nonferrous mining, project construction and management and is currently an external director of China Construction Materials Company Ltd since August 2005. Prior to that, Mr. Zhang was President of China Nonferrous Mining Construction Group from September 2003 to August 2005. He served as President of China Nonferrous Mining Construction Group April 2002 to September 2003. Mr. Zhang graduated from the environmental engineering department of Xi’an Mining Architecture College in 1968.

Mr. Konman Wong serves as Director since July 2009. Mr. Wong is a member of AICPA and HK ICPA in both U.S. and Hong Kong and has extensive experience in direct investment, fund raising, financial management, auditing and forming strategic alliances. From April 2000 to present, he served as the managing director of Fortune Capital Group Ltd. Fortune Capital Group provides venture capital and investment fund services to enterprises.  Mr. Wong  graduated in December 1989 from the University of Hawaii at Manoa in the United States with a bachelor’s degree in Accounting.

Mr. Gene Michael Bennett is Director and Chairman of the Audit Committee. He has over 25 years’ experience as CFO,   Professor and Consultant. His abundant working experience in China has assisted Chinese firms to develop "Good Corporate Governance" and transparent infrastructures.   He is a CPA (inactive), and has experience working for one of the top auditors in the world, Grant Thornton. He  graduated from Michigan State University. Currently, he also holds position for another US-listed Chinese company: Kunming Shenghuo Pharmaceutical (AMEX: KUN) (Independent Director)

The votes regarding the election of the persons named above as directors were as follows:

	FOR	AGAINST	ABSTENTIONS

Xiaojing Yu	23,476,804	44	25,600
Helin Cui	23,476,804	44	25,600
Xueming Xu	23,276,804	200,044	25,600
Youming Yang	23,168,904	107,944	225,600
Jian Zhang	23,476,804	44	25,600
Konman Wong	23,476,804	44	25,600
Gene Michael Bennett	23,476,804	44	25,600

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

REGISTRANT: China Shen Zhou Mining & Resources, Inc.

Date: November 12, 2010	By:	/s/ Xiaojing Yu
Xiaojing Yu,
Chief Executive Officer